Exhibit 10.3

October 28, 2016

Franklin Electric Co., Inc.
9255 Coverdale Road
Fort Wayne, Indiana 46809

Re: Amendment No. 1 to Third Amended and Restated Note Purchase and Private Shelf Agreement

Ladies and Gentlemen:

Reference is made to that certain Third Amended and Restated Note Purchase and Private Shelf Agreement dated as of May 28, 2015 (the “Note Agreement”), by and among Franklin Electric Co., Inc., an Indiana corporation (the “Company”), and PGIM, Inc. (“Prudential”) and the Prudential Affiliates party thereto. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Note Agreement, as amended hereby.
The Company has requested that certain of the terms and provisions contained in the Note Agreement be amended as set forth herein, and the Company and the holders (which constitute the Required Holders) have agreed to such amendments, all under the terms and conditions set forth in this Letter Amendment No. 1 to Third Amended and Restated Note Purchase and Private Shelf Agreement (this “Amendment No. 1”).

Accordingly, and in accordance with the provisions of paragraph 11C of the Note Agreement, the parties hereto agree as follows:

SECTION 1. Amendments to Note Agreement.

1.1     Amendment to Paragraph 5(B). Paragraph 5(B) of the Note Agreement is amended by inserting the following sentence after the last sentence thereof:
“The Company acknowledges that any such Person permitted to act pursuant to this paragraph 5(B), after exercising its rights of inspection, may prepare and (subject to the terms of paragraph 11H hereof) distribute to the holders certain reports pertaining to the Company and its Subsidiaries’ assets for internal use by such Person and the holders.”

1.2     Amendment to Paragraph 5(E). Paragraph 5(E) of the Note Agreement is amended by inserting the following sentence after the last sentence thereof:
“The Company will maintain in effect and enforce policies and procedures designed to promote and achieve compliance by the Company, its Subsidiaries and their respective directors,

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officers, employees and agents with Anti-Corruption Laws and applicable U.S. Economic Sanctions.”

1.3     Amendment to Paragraph 5(F). Paragraph 5(F) of the Note Agreement is amended by deleting the first sentence thereof and replacing such sentence in its entirety with the following sentence:

“Except in the case of any Qualified Receivables Transaction, in the event that the Company or any Subsidiary shall enter into, assume or otherwise become bound by or obligated under, or amend, any agreement evidencing any present or future Indebtedness in excess of $10,000,000 (collectively, an ‘Other Financing Agreement’) which includes one or more Additional Covenants or Additional Defaults, the terms of this Agreement shall, without any further action on the part of the Company or any of the holders of the Private Shelf Notes, be deemed to be amended automatically to include each Additional Covenant and each Additional Default contained in such agreement.”

1.4     Amendment to Paragraph 6B(1)(vii) and (viii). The word “and”, which appears after the semi-colon of subclause (vii) of paragraph 6(B) is hereby deleted. Subclause (viii) of paragraph 6B(1) of the Note Agreement is deleted in its entirety and replaced with the following subclause (viii):
“(viii)    Liens incurred in connection with any transfer of an interest in accounts or notes receivable or related assets as part of a Qualified Receivables Transaction; and”
1.5     Amendment to Paragraph 6B(1)(ix). A new subclause (ix) of paragraph 6B(1) of the Note Agreement is hereby added to paragraph 6(B)(1) as follows:
“(ix) Liens not otherwise permitted by the foregoing clauses provided that Priority Debt at no time exceeds twenty percent (20%) of Consolidated Total Tangible Assets, provided, further, that notwithstanding the foregoing, the Company shall not, and shall not permit any of its Subsidiaries to, secure pursuant to this paragraph 6(B)(1)(ix) any Indebtedness outstanding under or pursuant to any Principal Credit Facility unless and until the Notes (and any guaranty delivered in connection therewith) shall concurrently be secured equally and ratably with such Indebtedness pursuant to documentation reasonably acceptable to the Required Holders in substance and in form, including, without limitation, an intercreditor agreement and opinions of counsel to the Company and/or any such Subsidiary, as the case may be, from counsel that is reasonably acceptable to the Required Holders.”
1.6     Amendment to Paragraph 6B(2)(i) and (ii). The word “and”, which appears after the semi-colon of subclause (i) of paragraph 6(B)(2) is hereby deleted. Subclause (ii) of paragraph 6B(2) of the Note Agreement is amended and restated in its entirety to read as follows:

“(ii) other Indebtedness of the Company or Subsidiaries (other than Significant Subsidiaries), so long as Priority Debt at no time exceeds twenty percent (20%) of Consolidated Total Tangible Assets (notwithstanding the foregoing, the basket in this subclause (ii) shall not

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be used to provide credit enhancements (in any form, including Liens and Guarantees) to the lender(s) under the Company’s Principal Credit Facilities); provided that (x) so long as the Company complies with paragraph 5H and would be in compliance with paragraphs 6B(9) and 6B(10) hereof (calculated as of the date of, and after giving effect to, the incurrence of such Indebtedness), Material Subsidiaries (as defined in the Bank Credit Facility) may enter into additional Guarantees of Indebtedness of the Company under any Principal Credit Facility on terms and conditions no more restrictive on the Company and its Subsidiaries taken as a whole than the terms and conditions of the Subsidiary Guaranties provided to the holders of the Notes hereunder, in each case solely to the extent such Guarantees shall be unsecured and either junior in right of payment to the Notes and other obligations hereunder or pari passu to the Notes and other obligations hereunder, provided that the Company shall promptly provide Prudential and the holders of the Notes with a copy of any documentation evidencing such Guarantees and any modification to such Guarantees; and”

1.7     Amendment to Paragraph 6B(2)(iii). A new subclause (iii) of paragraph 6B(2) of the Note Agreement is hereby added to paragraph 6(B)(2) as follows:

“(iii)    Receivables Transaction Attributed Indebtedness and/or Indebtedness incurred pursuant to Qualified Receivables Transaction in an aggregate amount not to exceed $30,000,000 at any time.”
1.8     Amendment to Paragraph 6(B)(3). Paragraph 6B(3) of the Note Agreement is amended by renumbering the current clause (xii) to become clause (xiv) and inserting new clauses (xii) and (xiii) as follows:
“(xii)    make any Investments comprised of contributions (whether in the form of cash, a note, or other assets) to a Subsidiary or other special-purpose entity created solely to engage in a Qualified Receivables Transaction or otherwise resulting from transfers of assets permitted by clause (g) of paragraph 6(B)(6)(iii) to such a special-purpose entity;
(xiii) make any Investments permitted pursuant to paragraph6B(4); and”
1.9.     Amendment to Paragraph 6B(7). Paragraph 6B(7) of the Note Agreement is amended and restated in its entirety to read as follows:
“6B(7). Sale or Discount of Receivables. Except in connection with any Qualified Receivables Transaction, sell with or without recourse, discount or pledge or otherwise sell any of its notes or accounts receivable excluding, however, the sale on a non-recourse basis of receivables in the ordinary course of business owing from foreign account debtors so long as such sale is not for the exclusive purpose of raising a financing (e.g., a securitization).”
1.10.     Amendment to Paragraph 6B(9). Paragraph 6B(9) of the Note Agreement is amended and restated in its entirety to read as follows:

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“6B(9). Interest Coverage Ratio. At the end of each Fiscal Quarter, the ratio of Consolidated EBITDA for the period of four consecutive Fiscal Quarters then ended to Consolidated Interest Expense for the period of four consecutive Fiscal Quarters then ended shall not be less than 3.00 to 1.00.”
1.11.     Amendment to Paragraph 6B(10). Paragraph 6B(10) of the Note Agreement is amended and restated in its entirety to read as follows:
“6B(10). Debt to EBITDA Ratio. At the end of each Fiscal Quarter, the ratio of Consolidated Net Debt as at the end of such Fiscal Quarter to Consolidated EBITDA for the period of four consecutive Fiscal Quarters then ended shall not exceed 3.50 to 1.00.”
1.12     Amended Definitions. The following definitions are amended and restated in their entirety in paragraph 10B of the Note Agreement to read as follows:

“‘Consolidated EBITDA’ for any period means the sum of (i) Consolidated EBIT for such period, (ii) Depreciation for such period, (iii) amortization of intangible assets of the Company and its Consolidated Subsidiaries for such period, and (iv) extraordinary or other non-operating losses for such period, MINUS extraordinary or other non-operating gains for such period, all determined in accordance with GAAP. In determining Consolidated EBITDA for any period, (a) any Consolidated Subsidiary acquired during such period by the Company or any other Consolidated Subsidiary shall be included on a pro forma, historical basis as if it had been a Consolidated Subsidiary during such entire period and (b) any amounts which would be included in a determination of Consolidated EBITDA for such period with respect to assets acquired during such period by the Company or any Consolidated Subsidiary shall be included in the determination of Consolidated EBITDA for such period and the amount thereof shall be calculated on a pro forma, historical basis as if such assets had been acquired by the Company or such Consolidated Subsidiary prior to the first day of such period; provided, however, that the foregoing clauses (a) and (b) shall not apply to calculations made pursuant to paragraph 6B(9).”

“‘Permitted Dispositions’ means and includes:

(i) any sale, lease, transfer or other disposition of assets from (a) a Subsidiary (other than a Significant Subsidiary) to the Company or to a Wholly-Owned Subsidiary, (b) the Company to a Wholly-Owned Subsidiary or (c) a Significant Subsidiary to the Company or to any other Significant Subsidiary, provided that notwithstanding the foregoing, in no event shall any sale, lease, transfer or other disposition of assets by the Company or any Subsidiary not in the Excluded Subsidiary Group be made to any member of the Excluded Subsidiary Group under this clause (i);

(ii) any sale and leaseback of any assets owned by the Company or any of its Subsidiaries; provided that the aggregate amount of assets sold and leased-back under this clause (iii) in the then most recent twelve (12) month period do not constitute more than five percent (5%) of Consolidated Total Assets determined as of the end of the most recently ended fiscal year;

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(iii) any sale, lease, transfer or other disposition of assets in the ordinary course of business; or

(iv) any sale, lease, transfer or other disposition of assets or stock to Persons outside of the ordinary course of business so long as the aggregate amount of assets and stock sold, leased, transferred or otherwise disposed of outside of the ordinary course of business in the then most recent twelve (12) month period which were not permitted by clauses (i), (ii) or (iii) above together with any assets then proposed to be sold, leased, transferred or otherwise disposed of outside of the ordinary course of business which are not permitted by clauses (i), (ii) or (iii) above (a) do not constitute more than fifteen percent (15%) of Consolidated Total Assets determined as of the end of the most recently ended fiscal year and (b) have not contributed more than fifteen percent (15%) of Consolidated Net Earnings for the most recently ended fiscal year of the Company; provided, however, that any sale permitted by the foregoing of stock and Indebtedness of a Subsidiary at the time owned by or owed to the Company and all other Subsidiaries may only be sold as an entirety for fair market value; provided, further, that in the case of any event described in this clause (iv), if the Company shall deliver to the each holder a certificate of a Senior Financial Officer to the effect that the Company or its relevant Subsidiaries intend to apply the proceeds from such event (or a portion thereof specified in such certificate), within 180 days after receipt of such proceeds, to acquire (or replace or rebuild) real property, equipment or other assets to be used in the business of the Company and/or its Subsidiaries (including one or more Permitted Acquisitions), and certifying that no Default or Event of Default has occurred and is continuing, then the assets sold, leased or otherwise transferred pursuant to such event shall not be included in any determination made pursuant to this clause (iv)(a) or (iv)(b) to the extent such proceeds specified in such certificate are so reinvested during such 180-day period (or such extended period as agreed by the Required Holders in their sole discretion); provided further that, if such proceeds therefrom have not been so applied by the end of such 180-day period (or such extended period as agreed by the Required Holders in their sole discretion), such assets sold, leased or otherwise transferred pursuant to such event shall be included in each determination made pursuant to this clause (iv)(a) and (iv)(b) to the extent of such proceeds that have not been so applied.”

“‘Principal Credit Facilities’ or ‘Principal Credit Facility’ shall mean collectively or individually, (i) the Third Amended and Restated Credit Agreement, dated as of October 28, 2016, among the Company, as U.S. Borrower, Franklin Electric B.V., as Dutch Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, Bank of America and Wells Fargo Bank, National Association, as Co-Syndication Agents, and the Lender parties party thereto (including any renewals, extensions, amendments, supplements, restatements, replacements or refinancings thereof, the ‘Bank Credit Facility’), (ii) the Bond Purchase and Loan Agreement, dated December 31, 2012, among The Board of Commissioners of the County of Allen, as ‘Issuer’, Franklin Electric Co., Inc., an Indiana corporation, as ‘Borrower’, and the Bondholders referred to therein (including any renewals, extensions, amendments, supplements, restatements, replacements or refinancings thereof, the ‘Bond Facility’), and (iii) the Note Purchase and Private Shelf Agreement, dated May 28, 2015, among the Company, NYL Investors LLC and the other parties thereto (including any renewals, extensions, amendments, supplements, restatements,

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replacements or refinancings thereof); and (iv) any other private placement issuance of Indebtedness.”

“‘Priority Debt’ shall mean, without duplication, the sum of (i) Indebtedness of the Company or any Subsidiary Guarantor which is secured by a Lien under paragraph 6(B)(1)(ix), and (ii) Indebtedness of any Subsidiary (other than a Subsidiary Guarantor) (including, but not limited to, any Indebtedness of a Subsidiary which consists of a Guarantee of Indebtedness of the Company), excluding, however, Indebtedness of Subsidiaries owing to the Company and Indebtedness of any Subsidiary (other than a Significant Subsidiary) to any other Subsidiary.”

“‘Significant Subsidiary’ means each of (i) Franklin Electric International, Inc., a Delaware corporation, (ii) Franklin Fueling Systems, Inc., an Indiana corporation, and (iii) Intelligent Controls, LLC, a Maine limited liability company.”
1.13     New Definitions to Paragraph 10(B). The following new definitions are added to paragraph 10(B) in alphabetical order, as applicable, to read as follows:

“Acquisition” means any transaction pursuant to which the Company or any of its Subsidiaries, directly or indirectly, in its own name or by or through a nominee or an agent (a) acquires equity securities (or warrants, options or other rights to acquire such securities) of any Person other than the Company or any Person which is not then (before giving effect to such transaction) a Subsidiary of the Company, pursuant to a solicitation of tenders therefor, or in one or more negotiated block, market or other transactions not involving a tender offer or a combination of any of the foregoing or (b) makes any Person a Subsidiary of the Company or causes any Person to be merged into the Company or any of its Subsidiaries in any case pursuant to a merger, purchase of assets or any reorganization providing for the delivery or issuance to the holders of such Person’s then outstanding Securities, in exchange for such Securities, of cash or Securities of the Company or any of its Subsidiaries, or a combination thereof or (c) purchases all or substantially all of the business or assets of any Person.
“‘Amendment No. 1’ shall mean that certain Amendment No. 1 to the Third
Amended and Restated Note Purchase and Private Shelf Agreement, dated May 28, 2015, among the Company, Prudential and the holders of the Notes, which amendment is dated October 28, 2016.”

“‘Capital Lease’ means at any date any lease of property which in accordance with GAAP would be required to be capitalized on a balance sheet of the lessee.”

“‘Consolidated Net Debt’ shall mean, at any date, (a) Consolidated Total Debt as of such date minus (b) Unrestricted Cash as of such date; provided, that the aggregate dollar amount of Unrestricted Cash permitted to be included in any determination of Consolidated Net Debt pursuant to the foregoing clause (b) shall not exceed $75,000,000 at any time.”

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“‘Consolidated Total Tangible Assets’ means, at any time, Consolidated Total Assets at such time minus Consolidated Total Intangible Assets at such time.”

“‘Consolidated Total Intangible Assets’ means, at any time, the aggregate amount of all assets of the Company and its Consolidated Subsidiaries that are classified as intangible assets under GAAP (including, without limitation, customer lists, acquired technology, goodwill, computer software, trademarks, patents, copyrights, organization expenses, franchises, licenses, trade names, brand names, mailing lists, catalogs, unamortized debt discount and capitalized research and development costs), determined on a consolidated basis, as set forth or reflected on the most recent consolidated balance sheet of the Company and its Consolidated Subsidiaries, prepared in accordance with GAAP.”
“‘Domestic Subsidiary’ means a Subsidiary organized under the laws of a jurisdiction located in the United States of America.”
“‘Permitted Acquisition’ means any Acquisition (i) which is of a Person approved by the board of directors of the Company and (ii) which has been approved by the Person to be acquired in connection with such Acquisition.”

“‘Qualified Receivables Transaction’ means any transaction or series of transactions entered into by the Company or any Subsidiary pursuant to which the Company or any Subsidiary may sell, convey or otherwise transfer to a newly-formed Subsidiary or other special-purpose entity, or any other Person, any accounts or notes receivables and rights related thereto, provided that (i) all of the terms and conditions of such transaction or series of transactions, including without limitation the amount and type of any recourse to the Company or any Subsidiary with respect to the assets transferred, are reasonably acceptable to the Required Holders and (ii) the Indebtedness and/or Receivables Transaction Attributed Indebtedness incurred in respect of all such transactions or series of transactions does not exceed $30,000,000 at any time.”

“‘Receivables Transaction Attributed Indebtedness’ means the amount of obligations outstanding under the legal documents entered into as part of any Qualified Receivables Transaction on any date of determination that would be characterized as principal if such Qualified Receivables Transaction were structured as a secured lending transaction rather than as a purchase.”

“‘Senior Financial Officer’ means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.”

“‘Unrestricted Cash’ shall mean, at any date, the sum of (a) positive excess, if any, of (i) 100% of the unrestricted cash maintained by the Company or any of its Domestic Subsidiaries in accounts located in the United State and that are not subject to any Liens at such time over (ii) $5,000,000 and (b) 70% of the unrestricted cash maintained by the Company or any of its Subsidiaries in accounts not included in the foregoing clause (a) that are not subject to any Liens or legal or contractual restrictions on repatriation to the United States at such time.”

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1.14.    Amendment to Paragraph 10(C). The second paragraph of paragraph 10(C) of the Note Agreement is deleted and replaced with the following paragraph:
“Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein, (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (iii) without giving effect to any changes in GAAP occurring after the Effective Date, the effect of which would be to cause leases which would be treated as operating leases under GAAP as of the Effective Date to be treated as Capital Leases under GAAP.”
SECTION 2. Conditions Precedent. This Amendment No. 1 shall become effective as of the date (the “Effective Date”) upon which each of the following conditions is satisfied:

2.1      Documents. Prudential shall have received original counterparts or, if satisfactory to Prudential, certified or other copies of this letter, duly executed by the Company, in the case of this letter, dated the date hereof unless otherwise indicated, and on such date in full force and effect.

2.2     Amendment to Credit Agreement. Prudential shall have received a copy of the fully executed amendment to the Credit Agreement, which amendment shall be in full force and effect, and in form and substance reasonably satisfactory to Prudential.

2.3     Amendment to NYL Note Purchase and Private Shelf Agreement. Prudential shall have received a copy of the fully executed amendment to the First Amendment to Note Purchase and Private Shelf Agreement, dated October 28, 2016, among the Company, NYL Investors LLC and the other parties thereto, which amendment shall be in full force and effect.

2.4.      Fees and Expenses. The Company shall have paid the following: (i) a non-refundable amendment fee equal to 0.025% of the aggregate amount of Notes outstanding as of the Effective Date, which fee shall be payable to the holders pro rata based on their ownership of such Notes; and (ii) the fees and expenses of special counsel to the holders of the Notes in connection with this Amendment No. 1 that have been presented to the Company as of the Effective Date.

2.5      Representations and Warranties. The representations and warranties of the Company in Section 4 hereof shall be true and correct on the Effective Date.

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2.6      Proceedings. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in substance and form to Prudential and its counsel, and Prudential shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

SECTION 3. Representations and Warranties. To induce Prudential to execute and deliver this letter, the Company hereby represents, warrants and covenants that (1) the execution and delivery of this letter has been duly authorized by all necessary corporate action on behalf of the Company and this letter has been executed and delivered by a duly authorized officer of the Company, and all necessary or required consents to this letter have been obtained and are in full force and effect, (2) the representations and warranties contained in paragraph 8 of the Note Agreement are true on and as of the Effective Date, and (3) there shall not exist on the Effective Date any Event of Default or Default (other than the Existing Events of Default).

SECTION 4. Reference to and Effect on Note Agreement. Upon the effectiveness of the amendments and waiver in this letter, each reference to the Note Agreement in any other document, instrument or agreement shall mean and be a reference to the Note Agreement, as modified by this letter. Except as specifically set forth in Sections 1 of this letter, the Note Agreement shall remain in full force and effect and each is hereby ratified and confirmed in all respects. Except as specifically set forth in Section 1 of this letter, the execution, delivery and effectiveness of this letter shall not (a) amend the Note Agreement or any Note, (b) operate as a waiver of any right, power or remedy of the holder of any Note, or (c) constitute a waiver of, or consent to any departure from, any provision of the Note Agreement or any Note at any time. The Company acknowledges and agrees that no holder of any Notes is under any duty or obligation of any kind or nature whatsoever to grant the Company any additional waivers or consents of any type, whether or not under similar circumstances, and no course of dealing or course of performance shall be deemed to have occurred as a result of the wavier and consent herein.

SECTION 5. Expenses. The Company hereby confirms its obligations under the Note Agreement, whether or not the transactions hereby contemplated are consummated, to pay, promptly after request by Prudential, all reasonable out-of-pocket costs and expenses, including attorneys’ fees and expenses, incurred by Prudential in connection with this letter agreement or the transactions contemplated hereby, in enforcing any rights under this letter, or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this letter or the transactions contemplated hereby. The obligations of the Company under this Section 5 shall survive transfer by Prudential of any Note and payment of any Note.

SECTION 6. Governing Law. THIS LETTER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES OR IN CONNECTION WITH ANY CLAIMS OR DISPUTES ARISING OUT OF OR RELATING TO THIS LETTER (WHETHER SOUNDING IN CONTRACT OR TORT) SHALL BE GOVERNED BY, THE LAW OF THE STATE OF ILLINOIS (EXCLUDING ANY CONFLICTS OF LAW RULES WHICH WOULD OTHERWISE CAUSE THIS AGREEMENT TO BE CONSTRUED OR ENFORCED IN ACCORDANCE WITH, OR

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THE RIGHTS OF THE PARTIES TO BE GOVERNED BY, THE LAWS OF ANY OTHER JURISDICTION).

SECTION 7. Counterparts; Facsimile Signature Pages; Section Titles. This letter may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this letter by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this letter. The section titles contained in this letter are and shall be without substance, meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

[signature page follows]

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        Very truly yours,
PGIM, INC.

By:    /s/ Jason Boe
Jason Boe
Vice President

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:    /s/ Jason Boe
Jason Boe
Vice President

MUTUAL OF OMAHA INSURANCE COMPANY
UNITED OF OMAHA LIFE INSURANCE COMPANY

By: Prudential Private Placement Investors, L.P. (as Investment Advisor)

By: Prudential Private Placement Investors, Inc. (as General Partner)

By:
/s/ Jason Boe
Jason Boe
Vice President

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Agreed and accepted:

FRANKLIN ELECTRIC, CO., INC.

By:    /s/ Jeffrey T. Frappier
    Name: Jeffrey T. Frappier
    Title: Treasurer

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